For Immediate Release
Thursday,  May 22, 1997


                     CHARTWELL RE CORPORATION BOARD APPROVES
                             SHAREHOLDER RIGHTS PLAN

Stamford, Connecticut - May 22, 1997 -- Chartwell Re Corporation (NYSE:CWL), announced today that its Board of Directors has adopted a Shareholder Rights Plan designed to protect stockholders against certain hostile takeover activities. Under the Plan, the Company will distribute a dividend of one Preferred Share Purchase Right for each outstanding share of Chartwell Re's common stock. A summary of the Shareholder Rights Plan will be mailed to stockholders shortly.

Richard E. Cole, Chartwell's Chairman and Chief Executive Officer, said, "The Rights are intended to ensure that all of Chartwell's stockholders receive fair and equal treatment in the event of any proposed takeover, and to guard against partial tender offers, squeeze-outs and other hostile tactics to gain control of Chartwell without paying stockholders a fair price."

"The Rights Plan allows for and encourages an orderly process for takeovers that would increase stockholder value while protecting stockholders' investment from takeover tactics that do not respect the rights of all stockholders," Cole said, and noted that, "the Rights would not prevent a takeover, but are designed to encourage anyone seeking to acquire the company to negotiate with the Board to ensure that the terms are fair to all stockholders."

The record date for the Rights distribution is May 22, 1997, and the Rights will expire ten years later unless earlier redeemed by the Company. The Rights distribution is not taxable to stockholders.

The Rights would be exercisable only if a person or group acquires 20% or more of Chartwell's common stock or announces a tender offer that would lead to ownership by a person or a group of 20% or more of the common stock. Each of the Rights will entitle stockholders to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $120.00. Under the Right's "flip-in" feature, if any person or group becomes the beneficial owner of 20% or more of the Company's common stock, then each Right not owned by such person or group will entitle its holder to purchase, at the Rights then current exercise price, shares of the Company's common stock having a value of twice the Right's exercise price.

If Chartwell is acquired in a merger or other business combination transaction after a person or group acquired 20% or more of its common stock, under certain circumstances holders of Rights will be entitled to purchase a number of the acquiring company's shares having a market value equal to twice the exercise price of the Rights.

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of Chartwell Re's common stock, the Rights are redeemable for $.001 per Right at the option of Chartwell's Board of Directors. Subject to certain conditions, if a person or a group becomes the beneficial owner of 20% or more of the Company's common stock, the Company's Board of Directors may exchange each Right not owned by such person or group for one share of common stock of the Company.

Chartwell  Re  Corporation   conducts  business  principally  through  its  four
wholly-owned subsidiaries, Chartwell Reinsurance Company, The Insurance Corporation of New York ("INSCORP"), Archer Group Holdings plc and Chartwell Advisers Limited. Chartwell Reinsurance Company writes property, casualty, marine and aviation reinsurance for specialty, regional and global ceding companies. INSCORP writes property and casualty insurance for specialty program administrators. Chartwell Reinsurance Company and INSCORP are rated A (Excellent) and A- (Excellent), respectively, by A.M. Best Company and are assigned an A- claims paying ability rating by Standard & Poor's. Archer Group Holdings plc is the parent company of Archer Managing Agents Limited, which is one of the largest at Lloyd's, managing 10 Lloyd's syndicates with a total underwriting capacity for 1997 of 380 million Pounds Sterling. Chartwell Advisers Limited provides advisory services to New London Capital plc, a publicly traded company which provides capital to select syndicates at Lloyd's.

This press release, information on Chartwell's directors and senior officers and current business and financial data are available on Chartwell's website at www.chartwellre.com.

FOR FURTHER INFORMATION CONTACT:
Steven J. Bensinger, President - (203) 705-2520
Nancy B. Saltzman, Director, Investor Relations - (203) 705-2532.